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Exhibit 10.5

FIRST AMENDMENT
TO
AGREEMENT

        THIS FIRST AMENDMENT TO AGREEMENT is made as of the 18 day of December, 2000 by and between CROSS COUNTRY MOTOR CLUB, INC., a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts ("Cross Country"), and AFFINITY GROUP, INC., a corporation duly organized and existing under the laws of the State of Delaware ("Affinity Group"),

        WHEREAS, Affinity and Cross Country are parties to that certain Agreement dated as of October 10, 1997 (the "Agreement"), and Affinity Group and Cross Country desire to amend the terms of the Agreement as set forth herein.

        NOW, FOR GOOD AND VALUABLE CONSIDERATION, receipt whereof is hereby severally acknowledged, the parties hereto agree as follows:

        1.     Affinity Road and Travel Club, Inc., a Delaware corporation ("ART"), a wholly-owned subsidiary of Affinity Group, operates a program known as Rapid Response Roadservice ("RRR"). Affinity Group and Cross Country have agreed to include RRR as an "Emergency Road Service Program" under the Agreement. Therefore, notwithstanding the fact that RRR is not a recreational vehicle club, RRR shall be included as an AGI Club for purposes of the Agreement and participants in RRR shall be included as AGI Members for purposes of the Agreement.

        2.     The last sentence of Section 2(b) of the Agreement is hereby deleted.

        3.     Sections 2(d) and (e) of the Agreement are hereby replaced with the following:

          "In addition to the aforesaid administrative fee, Affinity Group shall pay to Cross Country the following amounts at the times indicated. For each actual billing for services rendered to an AGI Member hereunder and/or reimbursement to an AGI Member for services obtained by such AGI Member, Affinity Group shall pay to Cross Country an amount equal to the actual cost to Cross Country therefor (net of all discounts, allowances or other available deductions), plus a fee in accordance with the following schedule. The total amount paid by Affinity Group to Cross Country with respect to any claim (including all costs and fees) is referred to herein as the "Claim Costs." Cross Country may bill Affinity Group once or twice per month pursuant hereto, at Cross Country's election, and each invoice shall be paid by Affinity Group to Cross Country within twenty (20) days after submission thereof to Affinity Group.

FEE SCHEDULE

Monthly Administration Fee:	.10 cents per AGI Member for each month to which such monthly Administrative Fee relates.
Roadside Assistance Dispatch Fee:	$18.50 per dispatch
Inbound, non-dispatch related (i.e., information, membership and miscellaneous, etc. of whatever nature, not resulting in roadside assistance or trip routing fees):	$2.50 per call

1

  On January 1 of each year, commencing with January 1, 2001 (each such January 1 being sometimes hereinafter referred to as an "Adjustment Date"), all amounts payable by Affinity Group under this article (including, without limitation, the per AGI Member monthly administrative fees and the fees for services actually provided by Cross Country hereunder) shall be adjusted to the amount that has been agreed upon under (a) "Cost Targets" below.

  Effective January 1, 2003, should this agreement be extended as defined in section 4 of this amendment, the Roadside Assistance Dispatch Fee will be subject to the Consumer Price Index. The CPI for All Urban Consumers, Seasonally Adjusted U.S. City Average, All Items, as published by the Bureau of Labor Statistics of the United States Department of Labor (the "CPI"), for the month of December immediately preceding the Adjustment Date (or the next prior published month if not published for December) and the denominator of which shall be the CPI for January 2002 (the "Base CPI"). Notwithstanding the foregoing, however, in no event shall any increase to the fee hereunder for the year be greater than three percent (3%) over the fee hereunder for the prior year hereof. The adjusted amount shall remain in effect and be payable by Affinity Group during the entire year following such Adjustment Date.

  Further, for any year in which there are Cost Savings (as defined below), Cross Country will be paid an incentive service provider fee for that year equal to (1) the Incentive Amount (as defined below) for that year times (2) the total number of claims for that year. To determine the incentive service provider fee, the following terms shall have the following meanings:

    (a)
    "Cost Targets" means the following amounts for the years set forth below:

2001:	$85.00
2002:	$86.50
2003:	$89.00 (but only if the term of the Agreement is extended as Provided in Section 4 below)

      If CCAS reduces average claims cost below this number, the parties shall share in the cost reduction as follows:

Down to $81.00	AGI receives 50% of the savings up to $2.50, for any savings between the largest number ($85.00, $86.50, $89.00) and the base cost of $81.00. CCAS receives equal share until $2.50 delivered to AGI, then 100% of remaining savings to the $81.00 level.
Savings under $81.00: Split 50/50
    (b)
    "Average Claim Costs" means, for any year, the amount determined by dividing the total claim costs for that year by the total number of claims for that year.

    (c)
    "Cost Savings" means, for any year, the amount by which the average claim costs for that year is less than the cost target for that year.

2

  Examples:

	Example #1 2001 Target: $85.00	Example #2 2002 Target: $86.50
Admin Fee	$0.100	$0.100
# of Members	350,000	350,000
Dispatch Fee	$18.50	$18.50
# of Dispatches	130,000	130,000
Target CostPerClaim	$85.00	$86.50
Floor	$81.00	$81.00
Actual CostPerClaim:	$83.00	$81.00
CCAS Incentive Payment	$130,000	$390,000

Example #1:    If the targeted claim is $85.00, and the actual claim cost (CPC) is $83.00, hence a saving of $2.00, AGI will save 50% of the savings. Therefore AGI will save $2 per claim and $130,000 in total claims cost. CCAS will receive an incentive payment of $130,000 for that year.

Example #2:    If the targeted claim is $86.50, and the actual CPC is $81.00, hence a saving of $5.50, then AGI will save 50% of the saving up to $2.50. Therefore a saving of $2.50 per claim and $325,000 in total claims cost. CCAS will receive the remaining savings of $3.00 per claim. At 130,000 claims for that year, the CCAS incentive payment would be in the amount of $390,000.

CCAS agrees to utilize reasonable efforts required to process claims in a timely and efficient manner, and to assure that the "cost targets" in section 3 are reasonably accurate.

        4.     The term of the Agreement referred to in Section 3 of the Agreement is hereby extended through the period ending at 11:59 P.M. Eastern Standard Time on December 31, 2002, unless sooner terminated as provided in the Agreement. In addition, at least sixty (60) days prior to the expiration of the term of this Agreement, the parties agree to review the results of the arrangements between the parties during the extension term and if each party, in its discretion, determines that the arrangements have been satisfactory, the parties agree to consider extending the term of the Agreement for an additional one year period.

        5.    Additional Fee Schedule

            Trip routing fees for the AGI Coast to Coast program (per trip) are as follows:

        $8.64 deluxe package, plus postage
        $3.05 regular package, plus postage

            Information Systems Request Fees are as follows:

        Special Information Systems Requests includes up to 25 hours analysis/design, 25 hours programming annually. Requests in excess of such 25 hours to be billed at $125 per hour for analysis/design and $85.00 for programming. Normal, routine maintenance of such Information System shall not be subject to such charges, and Cross Country shall provide to Affinity Group reasonable detail with respect to all hours expended and charged pursuant hereto.

        6.     Except as modified by this Agreement, the terms of the Agreement shall remain in full force and effect.

3

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written in this Amendment.

CROSS COUNTRY MOTOR CLUB, INC.

By:	/s/ [ILLEGIBLE]
Its:	Vice President

CROSS COUNTRY MOTOR CLUB OF CALIFORNIA, INC.

By:	/s/ [ILLEGIBLE]
Its:	Vice President

AFFINITY GROUP, INC.

By:	/s/ MARK J. BOGGESS
Its:	SVP/CFO

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SECOND AMENDMENT
TO
AGREEMENT

        THIS SECOND AMENDMENT TO AGREEMENT ("Second Amendment") is dated as of December 29, 2003 by and between CROSS COUNTRY MOTOR CLUB, INC., a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts ("Cross Country") and AFFINITY GROUP, INC., a corporation duly organized and existing under the laws of the State of Delaware ("Affinity Group")"), for the purpose of amending an Agreement between said parties dated as of October 10, 1997, as amended by a FIRST AMENDMENT TO AGREEMENT dated as of December 18, 2000 (the "Agreement"). Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

        WHEREAS the Agreement is about to expire as of December 31, 2003; and

        WHEREAS the parties have been in negotiations regarding a replacement agreement, but consensus has not been reached: and

        WHEREAS, the parties are desirous of extending the Agreement for one year in the hope that a longer-term agreement can be reached during the extension period, but only upon the terms and conditions hereof;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend and supplement the Agreement as follows:

1.
The term of the Agreement shall be extended to run from January 1, 2004 through December 31, 2004 (the "Term Extension").

2.
During the Term Extension, the parties agree to, in good faith, negotiate mutually-acceptable terms upon which the Agreement would be extended beyond December 31, 2004 (a "New Agreement").

3.
The Roadside Assistance Dispatch Fee ("Dispatch Fee") for dispatches of AGI Members ("Dispatches") shall be increased from its current rate of $18.50 to $24.50. Of this amount, $6.00 shall be referred to as the "Contingent Fee".

4.
In order to avoid the need for roadside assistance in those instances where providing technical assistance telephonically may solve the problem, Cross Country will hire at its sole expense (except as provided hereunder at Section 6 below) an individual who has experience and expertise with servicing RVs reasonably acceptable to Affinity Group (the "RV Technician") who will be able to answer technical questions related to mechanical malfunctions, e.g., installation of serpentine belt, locked wheel bearing, etc.

5.
If the parties have negotiated in good faith but a New Agreement has not been executed by August 31, 2004, then the Agreement as amended hereunder shall expire as of December 31, 2004, the Contingent Fee paid for Dispatches during the portion of the Term Extension ending on August 31, 2004 shall be deemed fully earned by Cross Country; and the Dispatch Fee shall remain at $24.50 for the remainder of the Term Extension without any portion being thereafter deemed a Contingent Fee.

6.
If a New Agreement is executed, then the aggregate of the Contingent Fees paid to Cross Country shall be repaid to Affinity Group as a credit against amounts owed to Cross Country under the New Agreement until fully repaid.

7.
If the parties have negotiated in good faith but a New Agreement has not been executed by August 31, 2004 and, as a result, the RV Technician's employment with Cross Country is terminated by Cross Country prior to January 31, 2005, then Affinity Group shall reimburse Cross Country for the cost of any severance fee paid by Cross Country to the RV Technician by reason of such termination, including any bonus paid after year-end 2004 based upon that year's performance. The amount of such severance shall not exceed the equivalent of three months' compensation (including all benefits other than the bonus) and the bonus shall not exceed 10% of base salary. In order for Cross Country to be eligible for the maximum reimbursement hereunder, the RV Technician must commence employment by March 1, 2004; for each day that commencement of such employment does not occur by such date, the amount otherwise payable under this provision shall be reduced by 1/60. The maximum annual rate of salary that can be paid to the RV Technician for the purpose of eligibility for reimbursement shall be $50,000.

8.
Rather than compute Cost Savings and the Incentive Amount for calendar year 2003 in accordance with the Agreement, the parties have agreed that the Incentive Amount for 2003 to be paid by Affinity Group to Cross Country shall be the sum of $150,000.

9.
Cost Savings for 2004 will be computed as follows. It is agreed that the Cost Target to be used for determining Cost Savings under this Second Amendment shall be $87.24, multiplied by a fraction, the numerator of which shall be the CPI for August 2004 and the denominator of which is the CPI for August 2003. In determining whether there are any Cost Savings for an Incentive Fee to be earned by Cross Country under this Second Amendment for Dispatches during the period from September 1, 2003 through August 31, 2004 (the "Claims Period"), the actual claims costs will be calculated for the Claims Period. To be considered as a claims cost for the Claims Period, Cross Country must have received an invoice from a service provider by November 30, 2004 for services rendered during the Claims Period. The costs for the Claims Period shall then be divided by the number of Dispatches that occurred during the Claims Period to determine the applicable Average Claims Cost. The Incentive Amount for the Claims Period shall be the excess, if any, of the Cost Target over the Average Claims Cost. The amount owed to Cross Country as the incentive service provider fee for the Claims Period shall be 50% of the Incentive Amount multiplied by the number of Dispatches that occurred during the Claims Period.

10.
The parties recognize that subsequent events could cause the normal mix of service vehicles to be distorted, which would cause the calculation of Cost Savings to be an inaccurate determinant of actual cost savings. In such event, the parties agree to confer in good faith to achieve an appropriate resolution of such situation.

11.
The parties anticipate that a New Agreement, if reached, will continue the use of a year ending on August 31 for purposes of determining annual Cost Savings.

12.
In performing the foregoing calculations, if a second invoice is received with respect to a single incident involving a specific vehicle (intending hereby to address situations referred to as "Add Pays"), the two invoices shall be aggregated as a single claim and a single Dispatch.

13.
In the event that a New Agreement is not executed, no additional incentive service provider fee will be payable to Cross Country hereunder for the period from September 1, 2004, through December 31, 2004.

14.
Except as amended and modified hereby, the Agreement is hereby ratified and confirmed, and shall continue in full force and effect as written. In the event of any conflict between the terms of the Agreement and this Second Amendment, this Second Amendment shall prevail.

2

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment, under seal, as of the date set forth above.

CROSS COUNTRY MOTOR CLUB, INC.

By:	/s/ MICHAEL A. SAXTON Michael A. Saxton, President

CROSS COUNTRY MOTOR CLUB OF CALIFORNIA, INC.

By:	/s/ MICHAEL A. SAXTON Michael A. Saxton, President

AFFINITY GROUP, INC.

By:	/s/ MICHAEL SCHNEIDER Michael Schneider, CEO

3

AGREEMENT

        THIS AGREEMENT is made as of the 10th day of October, 1997 by and between CROSS COUNTRY MOTOR CLUB, INC., a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts ("Cross Country"), and AFFINITY GROUP, INC., a corporation duly organized and existing under the laws of the State of Delaware ("Affinity Group"),

        WHEREAS, Affinity Group and Cross Country are parties to that certain Agreement dated as of July 22, 1991, as amended December 4, 1992 (the "Original Agreement"), and Affinity Group and Cross Country desire to restate the Original Agreement in its entirety and replace the Original Agreement with this Agreement; and

        WHEREAS, Affinity Group and Cross Country desire that this Agreement apply to Affinity Group's, "Good Sam Club," "Woodalls," "Coast to Coast, "CVP," "Camping World" and any other recreational vehicle club owned and/or operated by Affinity Group or any division, affiliate or subsidiary of Affinity Group where the Club offers an emergency road service program or emergency road service programs to its members (collectively, "AGI Clubs").

        NOW, FOR GOOD AND VALUABLE CONSIDERATION, receipt whereof is hereby severally acknowledged, the parties hereto agree as follows:

        1.     During the term hereof Cross Country agrees to perform the services described in Article 4 below on behalf of Affinity Group for the AGI Members, in accordance with the terms hereof. As used herein, the term "AGI Members" shall mean all those members of AGI Clubs covered by this Agreement at any time during the term hereof who are entitled to the benefits of an emergency road service program for non-commercial vehicles offered by any of such AGI Clubs (the "Emergency Road Service Program," such expression to include such emergency road service program for non-commercial vehicles however and wherever offered by Affinity Group). The services to be provided by Cross Country hereunder shall be provided in the present fifty (50) states and the District of Columbia of the United States, the provinces of Canada and in select areas in Mexico where Cross Country from time to time provides emergency road services as determined from time to time by Cross Country, but not in any of the territories and/or possessions of the United States or Canada. Except for (a) any acquisition by Affinity Group of an entity with contractual requirements for provision of an emergency roadside service program by a third party (which requirements may be extended after their respective initial expiration or earlier termination), or (b) any AGI Club which Affinity Group elects, in its sole discretion, at any time during the term of this Agreement to exclude from the terms of this Agreement, Cross Country shall be the sole supplier of services for the Emergency Road Service Program during the term hereof, and, except with respect to any such excluded AGI Club, neither Affinity Group nor any affiliate, division or subsidiary of Affinity Group may provide any of such services "in house" during the term hereof. Cross Country agrees that during the term of this Agreement Cross Country will not knowingly provide motor club services and/or emergency roadside assistance services for any of the entities included within the "Prohibited Group" (hereinafter defined). The parties hereto recognize that a breach of the covenants contained in this Article 1 would cause irreparable injury, and damages at law would be difficult to ascertain. The parties hereto therefore consent to the granting of equitable relief by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of the covenants contained in this Article 1, in addition to all other remedies which a court of competent jurisdiction may eventually determine. As used herein, the term "Prohibited Group" shall mean and include those entities which are primarily and principally involved in the motor home and/or travel trailer ("recreational vehicles") business and the provision to owners of recreational vehicles motor club emergency roadside assistance services.

        2.     (a) Within ten (10) days after the execution hereof, and within ten (10) days after the end of each calendar month during the term hereof, Affinity Group shall deliver to Cross Country a report setting forth: (i) the name and address of each person and/or entity who was an AGI Member at the beginning of such calendar month (or who are AGI Members at the time of execution hereof, for the first of such reports), or who became an AGI Member during such calendar month, (ii) the membership number and the duration of such membership, (iii) the name and address of each person and/or entity that ceased to be an AGI Member during such calendar month, and (iv) such other information as Cross Country may from time to time reasonably request in order to allow Cross Country to provide the services contemplated under this Agreement. The information contained in each of such reports shall be updated by Affinity Group for Cross Country at intervals no less frequently than monthly.

          (b)   At the time provided for the submission of the initial report setting forth the AGI Members as of the date of execution hereof. Affinity Group shall pay to Cross Country the administrative fee described in section (d) below for each AGI Member who was an AGI Member during the month to which such monthly report relates. Such administrative fee shall be prorated if the first month of the term of this Agreement shall be a partial month. At the time provided for submission of each subsequent monthly report, Affinity Group shall pay to Cross Country such administrative fee for each AGI Member who was an AGI Member during the month to which such monthly report relates. For the last month during the term hereof such payment administrative fee shall be pro-rated. In all events such administrative fee shall not be less than Forty-Seven Thousand Seven Hundred Sixty-Five Dollars ($47,765.00) for any month (subject, however, to proration as aforesaid).

          (c)   Affinity Group agrees to maintain and preserve its books and records with respect to AGI Members in accordance with procedures that will reasonably allow Cross Country to verify the information provided by Affinity Group pursuant to Section 2(b) above, and Cross Country shall have the right from time to time to inspect such portion(s) of said books and records as will allow Cross Country to verify amounts payable to Cross Country hereunder. Such books, records and information shall be subject to the confidentiality and non-disclosure provisions of this Agreement.

          (d)   In addition to the aforesaid administrative fee, Affinity Group shall pay to Cross Country the following amounts at the times indicated. For each actual billing for services rendered to an AGI Member hereunder and/or reimbursement to an AGI Member for services obtained by such AGI Member. Affinity Group shall pay to Cross Country an amount equal to the actual cost to Cross Country therefor (net of all discounts, allowances or other available deductions), plus a fee in accordance with the following schedule. Cross Country may bill Affinity Group once or twice per month pursuant hereto, at Cross Country's election; and each invoice shall be paid by Affinity Group to Cross Country within twenty (20) days after submission thereof to Affinity Group.

FEE SCHEDULE

Monthly Administrative Fee	.205 cents per AGI Member for each month to which such monthly Administrative Fee relates, subject to the minimum monthly Administrative Fee as set forth in Section 2(b) hereof.
Roadside Assistance Dispatch Fee	$18.20 per dispatch (with minimum payments hereafter by Affinity Group to Cross Country of $1,547.000 per year)
Inbound, non-dispatch related (i.e., information, membership and miscellaneous, etc. of whatever nature, not resulting in roadside assistance or trip routing fees)	$1.50 per call
Trip Routing Fees (per trip):	$8.50 deluxe, plus postage $3.00 regular, plus postage
Information Systems Request Fees:
Special Information Systems Requests includes up to 25 hours analysis/design, 25 hours programming annually. Requests in excess of such 25 hours to be billed at $125 per hour for analysis/design and $85.00 for programming. Normal, routine maintenance of such Information System shall not be subject to such charges, and Cross Country shall provide to Affinity Group reasonable detail with respect to all hours expended and charged pursuant hereto.

          (e)   On January 1 of each year, commencing with January 1, 1999 (each such January 1 being sometimes hereinafter referred to as an "Adjustment Date"), all amounts payable by Affinity Group under this Article 2 (including, without limitation, the per AGI Member monthly administrative fees and the fees for services actually provided by Cross Country hereunder) shall be adjusted (i.e., either increased or decreased) to the amount that is determined by multiplying the initial amount of such fee, as above provided, by a fraction the numerator of which shall be the Consumer Price Index for All Urban Consumers, Seasonally Adjusted U.S. City Average. All Items (1982-84-100), as published by the Bureau of Labor Statistics of the United States Department of Labor (the "CPI"), for the month of December immediately preceding each Adjustment Date (or the next prior published month if not published for any such December) and the denominator of which shall be the CPI for January 1998 (the "Base CPI"). Notwithstanding the foregoing, however, in no event shall any increase to the fees hereunder for any year be greater than three percent (3%) over the fees hereunder for the prior year hereof. Each such set of adjusted amounts shall remain in effect and be payable by Affinity Group during the entire year following such Adjustment Date, until the next Adjustment Date, when the provisions hereof shall again be applied. Until the actual amount of the adjustment for any year shall be determined. Affinity Group shall pay at the rates provided for during the immediately preceding year, and when the adjustment shall be so determined Affinity Group shall immediately pay Cross Country any excess due, or Cross Country shall immediately pay Affinity Group, as the case may be.

          (g)   Any amounts not paid by Cross Country or Affinity Group to the other when due shall bear interest from the due date at the rate of twelve percent (12%) per annum.

        3.     The term of this Agreement shall commence at 12:00 A.M. Eastern Standard Time on January 1, 1998 and shall expire at 11:59 P.M. Eastern Standard Time on December 31, 2000, unless sooner terminated as hereafter provided.

        4.     In consideration of the payments to be made to Cross Country as provided in Article 2 above, Cross Country shall provide to AGI Members during the term hereof the services described in Exhibit A attached hereto and made a part hereof. In connection therewith Cross Country shall maintain on behalf of Affinity Group, at Cross Country's expense, a sufficient number of national telephone assistance lines to provide the services contemplated hereunder, such telephone assistance lines to be used exclusively for the services to be provided to AGI Members. The telephone numbers for such exclusive lines shall be owned by Affinity Group. Such lines shall be staffed by Cross Country twenty-four (24) hours a day, seven (7) days a week, including holidays. Cross Country shall provide all of the above described services in a manner that is sufficient to provide the services to the AGI Members contemplated hereunder at a general level of customer satisfaction reasonably acceptable to Affinity Group and in substantial accordance with the guidelines set forth on Exhibit B attached hereto. Promptly following the date of execution hereof, Cross Country shall if so requested by Affinity Group sign and deliver a transfer of service form with respect to such telephone lines (the "Transfer Form"). Cross Country authorizes Affinity Group to complete and date the Transfer Form and deliver the Transfer Form to the applicable telephone company(ies) upon expiration of the term of this Agreement to evidence the transfer of service back to Affinity Group with respect to such lines, and Cross Country shall provide at Affinity Group's request such other agreements or instruments, without expense of liability to Cross Country, as may be necessary for such purpose.

        5.     Cross Country agrees that all information assembled by Affinity Group and provided by Affinity Group to Cross Country hereunder regarding AGI Members, including, but not limited to, lists of names, addresses and telephone numbers of AGI Members, is proprietary information and shall remain the exclusive property of Affinity Group, and Cross Country shall not use any of such information, except as contemplated under this Agreement. All such information which is capable of being re-delivered to Affinity Group without unreasonable burden or effort, including all copies of materials containing such information, shall, at Affinity Group's request, be returned to Affinity Group at the expiration of the term hereof. Affinity Group agreeing to pay to Cross Country its reasonable costs incurred in connection with the assembling and returning thereof. Further, (i) all information regarding AGI Members, (ii) the terms and provisions of this Agreement, (iii) information relating to Affinity Group's data processing systems and/or reports, whether or not contained in reports generated by Affinity Group hereunder, (iv) costs and/or expenses of Affinity Group in providing the Emergency Road Service Program, and (v) Affinity Group's data communication systems shall be treated by Cross Country as confidential, and Cross Country shall not disclose any of such information to any other person or entity except as necessary to perform its obligations under this Agreement or as required to be disclosed to governmental authorities or in connection with legal proceedings and except for information that is or becomes in the public domain (it being acknowledged that the inclusion in telephone directories of names, addresses and telephone numbers shall not by itself be deemed to have placed such information in the public domain). Notwithstanding the foregoing, provided that Cross Country has taken reasonable precautions (where practical to do so) to protect the confidential nature of such information. Cross Country may disclose this Agreement and its terms, and information regarding historical and projected results of performance hereunder, (i) to accountants and lawyers whom Cross Country retains to provide particular services in the ordinary course of business, (ii) to lending institutions and others in connection with financing arrangements. (iii) to federal, state and/or local governmental authorities, and (iv) in connection with public offerings, in each case subject to the recipient's holding such information in confidence (other than in connection with public offerings), to

Cross Country's releasing only so much of such information as shall be required in the circumstances. Further, Cross Country may disclose this Agreement and the financial results to Cross Country of performance hereunder to prospective acquirers of all or any part of Cross Country's business, assets or stock, subject to the recipient's holding such information in confidence, but only to prospective acquirers with respect to which Affinity Group has not elected to terminate this Agreement pursuant to Section 16(a) hereof.

          (b)   It is understood that Cross Country does not itself provide any of the towing and/or emergency road services described in Exhibit A, but arranges for such services to be provided through independent providers. Affinity Group agrees that all lists assembled by Cross Country of the names, addresses and telephone numbers of such independent providers are proprietary information and are the exclusive property of Cross Country, and Affinity Group shall not use or disclose any such information except as contemplated in this Agreement. Affinity Group further agrees that the following information is confidential information belonging to Cross Country and shall not be used or disclosed by Affinity Group other than in connection with the transactions contemplated in this Agreement, except as Affinity Group may be required to disclose any such information to governmental authorities or in connection with legal proceedings and except to the extent that such information is in the public domain (it being acknowledged that the inclusion in telephone directories of names, addresses, telephone numbers and description of services does not place such information in the public domain): (i) the terms and provisions of this Agreement, (ii) information relating to Cross Country's data processing systems and/or reports, whether or not contained in reports generated by Cross Country hereunder, (iii) costs and or expenses of Cross Country in providing services hereunder, (iv) Cross Country's data communication systems, and (v) the names and addresses of said independent providers. Notwithstanding the foregoing, provided that Affinity Group has taken reasonable precautions (where practical to do so) to protect the confidential nature of such information, Affinity Group may disclose this Agreement and its terms and information regarding historical and projected results of performance hereunder (i) to accountants and lawyers whom Affinity Group retains to provide particular services in the ordinary course of business, (ii) to lending institutions and others in connection with financing arrangements, (iii) to federal, state and/or local governmental authorities as required by law, and (iv) in connection with public offerings, in each case subject to the recipient's holding such information in confidence, and to Affinity Group's releasing only so much of such information as shall be required in the circumstances.

          (c)   The provisions of this Article 5 shall survive the expiration or other termination of this Agreement, and shall continue in force and effect for a period of five (5) years thereafter. The parties hereto recognize that a breach of the covenants contained in this Article 5 would cause irreparable injury and that damages at law would be difficult to ascertain. The parties hereto therefore consent to the granting of equitable relief by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of the covenants contained in this Article 5.

        6.     (a) Cross Country agrees to indemnify, defend and hold Affinity Group harmless from any and all claims, demands, suits, liabilities and any costs and expenses, including reasonable attorneys' fees, arising from or in any way connected with (i) the conduct of Cross Country, including, without limitation, its conduct in performing the services contemplated hereunder, (ii) the failure of Cross Country to perform its duties pursuant to this Agreement and/or observance of all the terms, covenants and conditions contained herein, (iii) any breach of any warranty or representation on its part made herein, or (iv) a "Cross Country Breach" (as defined in Article 13 below). Cross Country shall also indemnify Affinity Group for and hold Affinity Group harmless from and against any liability for any acts or omissions of the actual providers of the services hereunder ("Service Provider Claims"), as described in Section 5(b) above, when such claim is made by an AGI Member or a third party (but not by Affinity Group itself); provided, however, that Cross Country's obligation to indemnify Affinity Group and hold Affinity Group harmless for Service Provider Claims shall be limited to the insurance coverage maintained from time to time by Cross Country and actually payable by the insurance company with respect to each such Service Provider Claim. During the term of this Agreement, Cross Country shall maintain a minimum of $20,000,000 of insurance coverage for this purpose and Cross County shall cause Affinity Group to be named as an additional insured on such insurance policy(ies) as may be maintained from time to time by Cross Country providing coverage to Cross Country for claims by AGI Members alleging liability for the acts or omissions of any service provider, and Cross Country shall deliver to Affinity Group from time to time, upon written request therefor by Affinity Group, a certificate evidencing such naming.

          (b)   Affinity Group agrees to indemnify, defend and hold Cross Country harmless from and against any claims, demands, suits, liabilities and any costs and expenses, including reasonable attorneys' fees, arising from or in connection with (i) the conduct of Affinity Group or its subsidiaries or affiliates, including, without limitation, sales of and promotion of sales memberships in the Good Sam Club or any other AGI Club, (ii) any breach of any warranty or representation or agreement on its part made herein, and (iii) an "Affinity Group Breach" (as defined in Article 13 below).

          (c)   The provisions of this Article 6 shall survive expiration or termination of this Agreement.

        7.     The relationship between Cross Country and Affinity Group shall be one of independent contractors, and not one of joint venture, partnership or employment, and nothing in this Agreement shall be construed to create any relationship other than independent contractors between the parties hereto.

        8.     (a) The failure of either parry to enforce at any time, or for any period, the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision. No claim or right arising out of the breach or default of this Agreement may be discharged in whole or in part by a waiver or renunciation of such claim or right unless such waiver or renunciation is in writing and signed by the aggrieved party.

          (b)   If any action at law or in equity shall be instituted to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

          (c)   This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Colorado.

        9.     (a) In the event that:

      (i)
      either Cross Country or Affinity Group shall neglect or fail to perform any of its respective duties or observe any of the conditions, provisions, terms and covenants contained in this Agreement, and such neglect or failure shall continue uncured for a period of thirty (30) days (ten (10) days in the case of the neglect or failure to pay money to the other) after receipt of written notice from the other party of such neglect or failure;

      (ii)
      any interest of either Cross Country or Affinity Group under this Agreement shall be taken on execution or by other process of law;

      (iii)
      either Cross Country or Affinity Group shall commit an act of bankruptcy or become insolvent according to law;

      (iv)
      either Cross Country or Affinity Group makes an assignment for the benefit of creditors;

      (v)
      a receiver, guardian, conservator, trustee or assignee or any similar officer or person is appointed for either Cross Country or Affinity Group by any court and not discharged within thirty (30) days of such appointment; or

      (vi)
      any court shall enter an order with respect to either Cross Country or Affinity Group providing for a general modification or alteration of the rights of its creditors;

    then the other party may elect, then or at any time thereafter but prior to the curing of the event of default, to give written notice of its intention to terminate this Agreement immediately or on any subsequent date specified in such notice, and this Agreement shall thereafter be terminated, without prejudice to any remedies for any and all claims held by the terminating party against the other, all of which shall immediately become due and payable.

          (b)   If either Affinity Group or Cross Country shall breach or be in default under this Agreement, then whether or not this Agreement shall be terminated for any default as set forth in subparagraphs (i) through (vi) above for any breach hereof, the party found to be in default or breach shall pay to the prevailing party all reasonable costs incurred by the prevailing party in enforcing any of its rights hereunder, or in collecting any sums due and payable to it hereunder, including reasonable attorneys' fees.

        10.   (a) It is agreed that if any provisions of this Agreement shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provisions of this Agreement, all of which other provisions shall remain in full force and effect (unless such determination shall render either party's performance hereunder substantially more difficult to perform, in which case upon the giving of proper notice this Agreement may be terminated by either party). Further, it is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, only one of which would render the provision valid, then the provision shall have the meaning which renders it valid.

          (b)   This Agreement amends, restates and replaces the Original Agreement in its entirety. This instrument contains the entire and only agreement between the parties, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Agreement shall not be modified in any way except by a writing subscribed by the parties by their duly authorized representatives.

          (c)   All notices and other communications authorized or required hereunder shall be in writing and shall be deemed duly given if sent by certified or registered mail, return receipt requested, or by recognized overnight delivery service (e.g., Federal Express, Airborne, etc.), in each case fees and postage prepaid. If given to Cross Country, the same shall be sent to it at:

      Cross Country Motor Club, Inc.
      4040 Mystic Valley Parkway
      Medford, Massachusetts 02155
      Attention: Sidney D. Wolk, President,

    with a copy to:

      Lane & Altman & Owens LLP
      101 Federal Street
      Boston, MA 02110
      Attention: Nathan T. Wolk, Esq.,

  or to such other person or at such other address as Cross Country may hereafter designate by notice to Affinity Group. If given to Affinity Group, the same shall be sent to it at:

      Affinity Group, Inc.
      2575 Vista Del Mar Drive
      Ventura, CA 93001
      Attention: President,

    with a copy to:

      David Block
      64 Inverness Drive
      Englewood, CO 80112

    and

      Kaplan, Strangis and Kaplan, P.A.
      5500 Norwest Center
      90 South 7th Street
      Minneapolis, MN 55402
      Attention: Robert T. York, Esq.,

  or to such person or at such other address as Affinity Group may hereafter designate by notice to Cross Country. It is understood and agreed by the parties hereto that copies of the notices to be delivered as specified above are intended for informational purposes only, and that failure to deliver such copies shall not invalidate any notice otherwise properly given as provided above as long as the party giving notice has made a good faith effort to properly deliver such copies.

        11.   For those states in which Cross Country Motor Club of California, Inc., rather than Cross Country Motor Club, Inc., shall be permitted to conduct business, the obligations of Cross Country under this Agreement may be performed by Cross Country Motor Club of California, Inc. Accordingly, Cross Country Motor Club of California, Inc. joins in this Agreement for such purposes. In such case, any reference to Cross Country shall where applicable mean and refer to Cross Country Motor Club of California, Inc., it being understood that Cross Country shall remain jointly and severally liable with respect to all such obligations. Until further notice, all sums shall be made payable to Cross Country Motor Club, Inc., and shall be delivered to it at the place above provided for the rendering of notices. Any notice given by or to Cross Country Motor Club, Inc., shall be deemed notice also given by or to Cross Country Motor Club of California, Inc.

        12.   Cross Country shall supply to Affinity Group (a) substantially the reports described in Exhibit C attached hereto and hereby made a part hereof at the respective times therein indicated, and (b) such other information in the possession of Cross Country as Affinity Group may from time to time reasonably request with respect to the items for which Affinity Group is required to reimburse or pay Cross Country in connection with the services to be provided by Cross Country hereunder, including copies of supporting information relating to the costs of such services or any other costs incurred by Cross Country that are required to be reimbursed by Affinity Group in accordance with the terms hereof. Affinity Group shall have the right from time to time, upon reasonable prior notice, to inspect such portion of Cross Country's books and records relating directly to the Emergency Road Service Program as will allow Affinity Group to verify the correctness of the amounts that Affinity Group is required to pay to Cross Country hereunder.

        13.   (a) In the event that it shall be or become unlawful for Affinity Group to offer the Emergency Road Service Program or for Cross Country to provide the services contemplated hereunder in any state, Affinity Group and Cross Country shall each have the right to terminate this Agreement with respect to the state(s) in which it is or has become unlawful to offer the Emergency Road Service

Program or to provide such services. If and to the extent so terminated, AGI Members in that state(s) shall thereafter not be deemed to be AGI Members for purposes of this Agreement. The parties hereto acknowledge that (i) Affinity Group is responsible to obtain and maintain all licenses, authorizations and approvals that, assuming compliance by Cross Country with its obligations set forth herein, are required by any state to be obtained and/or maintained in connection with the offering and implementation of the Emergency Road Service Program in that state as contemplated hereunder, and (ii) Cross Country is responsible to obtain and maintain all licenses, authorizations and approvals that are required by any state to provide services of the type contemplated to be provided to members hereunder in general but unrelated to this specific Agreement. Any breach by Affinity Group of its obligations under the preceding sentence is referred to as a "Affinity Group Breach" and any breach by Cross Country of its obligations under the preceding sentence is referred to as a "Cross Country Breach".

          (b)   In the event that (i) this Agreement is terminated by Cross Country as to any state as set forth in such paragraph (a) immediately above because of an Affinity Group Breach or a Cross Country Breach, as the case may be, and (ii) termination of this Agreement with respect to such state shall have a material impact upon the aggregate of the transactions contemplated under this Agreement, either party shall have the right to terminate this Agreement in its entirety, provided that any such termination shall be made by written notice to the other party, given within sixty (60) days after termination hereof with respect to one state as aforesaid, and that any such termination of this Agreement in its entirety shall be upon no less than ninety (90) days prior notice.

        14.   Affinity Group agrees that it will not distribute or use any promotional materials referring to Cross Country and/or any of the services to be provided by Cross Country hereunder without on each occasion first obtaining the written consent of Cross Country.

        15.   Each party represents and warrants to the other as follows:

          (a)   the execution and delivery of this Agreement has been duly authorized and adopted by resolution or ratification by all necessary parties or bodies;

          (b)   its obligations under this Agreement are legal, valid and binding obligations enforceable against it in accordance with its terms; and

          (c)   it is not a party to, or is bound by, any contractual agreement or instrument which would prevent or impede or restrict its performance under this Agreement and that it is not a party to any litigation which would prevent or impede the performance of its obligations under this Agreement.

        16.   (a) Except for an assignment by Cross Country to an entity that is controlled by Cross Country or under common control with Cross Country, Cross Country may not assign all or any portion of its interest in this Agreement without obtaining the prior written consent of Affinity Group. If Cross Country desires to assign its interest in this Agreement during the term hereof, where consent by Affinity Group to such assignment is required pursuant hereto, Cross Country shall give Affinity Group written notice of such intent to assign. Within thirty (30) days after Cross Country shall have notified Affinity Group of Cross Country's intention to consummates such assignment, Affinity Group shall notify Cross Country of its intent to consent to such assignment by Cross Country or, alternatively, to terminate this Agreement. In the event Affinity Group shall fail or refuse to give such consent within thirty (30) days after Cross Country shall have given Affinity Group notice of Cross Country's intention to consummate such assignment and Cross Country shall desire to effect such assignment nonetheless, Affinity Group's sole remedy shall be termination of this Agreement. Such termination shall be effective one hundred twenty (120) days after the earlier of (i) the date on which Affinity Group has notified Cross Country of Affinity Group's intent to terminate this Agreement, or (ii) if Affinity Group has not theretofore given notice to Cross Country of Affinity Group's consent to such assignment or of Affinity Group's intent to terminate this Agreement, thirty (30) days after Cross Country shall have notified Affinity Group of Cross Country's intention to consummate such assignment. Unless Affinity Group shall have otherwise agreed in writing, no such assignment shall relieve Cross Country of its obligations under this Agreement.

          (b)   Except for an assignment by Affinity Group to an entity that is controlled by Affinity Group or under common control with Affinity Group. Affinity Group may not assign all or any portion of its interest in this Agreement without obtaining the prior written consent of the Cross Country. If Affinity Group desires to assign its interest in this Agreement during the term hereof, where consent by Cross County to such assignment is required pursuant hereto, Affinity Group shall give Cross Country written notice of such intent to assign. In the event Cross Country shall fail or refuse to give such consent and Affinity Group shall desire to effect such assignment nonetheless. Cross Country's sole remedy shall be termination of this Agreement, which termination shall be effective 120 days after Affinity Group shall have notified Cross Country of Affinity Group's intention to consummate such assignment. Unless Cross Country shall have otherwise agreed in writing, no such assignment shall relieve Affinity Group of its obligations under this Agreement.

        17.   The parties hereto agree that all disputes arising under or relating to this Agreement or the transactions contemplated hereunder shall be subject solely to binding arbitration, held in accordance with the rules of the American Arbitration Association. In addition to, and not by way of limitation of, the rules of the American Arbitration Association, in any arbitration proceeding hereunder the parties shall each have the right to perform full discovery and to call witnesses to the extent allowed by the rules of civil procedure of the applicable jurisdiction as long as such procedures do not unduly delay completion of the arbitration process. Judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written in this Agreement.

CROSS COUNTRY MOTOR CLUB, INC.

By:	/s/ ROBERT ELSASSER Robert Elsasser VP SALES

CROSS COUNTRY MOTOR CLUB OF CALIFORNIA, INC.

By:	/s/ ROBERT ELSASSER Robert Elsasser VP SALES

AFFINITY GROUP, INC.

By:	/s/ DAVID BLOCK
	Its:	Sr. Vice President

EXHIBIT A

SERVICES TO BE PROVIDED TO
THE AGI MEMBERS

        The following services shall be provided on a "sign and drive" basis (no cash outlay by the AGI Member) except that such services shall be only on an immediate Member reimbursement basis in Mexico.

1.    Towing:

  a)
  Mechanical Disablement:

  Cross Country shall provide for the towing of AGI Member's disabled vehicle, to the nearest, as determined by Cross Country, repair facility qualified to remedy the disabled vehicle's mechanical problem. Should the AGI Member request to be towed to an alternate service center or location which will require additional towing mileage, any and all additional costs shall be the responsibility of the AGI Member. All costs associated with repair parts, repair labor, and repair services shall be the responsibility of the AGI Member.

  b)
  Collision:

  Cross Country shall provide for the towing of AGI Member's damaged vehicle to the nearest, as determined by Cross Country, repair facility qualified to repair the damaged vehicle. Should the AGI Member request to be towed to an alternate service center or location which will require additional towing mileage, any and all additional costs shall be the responsibility of the AGI Member. All costs associated with repair parts, repair labor, and repair services shall be the responsibility of the AGI Member.

2.    On-Site Emergency Roadside Assistant Services:

  a)
  Out of Fuel:

  Cross Country shall provide for the delivery of up to 5 gallons of fuel to stranded AGI Members (except where prohibited by law).

  b)
  Flat Tire:

  Cross Country shall provide for replacement of AGI Member's flat tire with inflated spare tire, or shall provide for delivery of a replacement tire if necessary. The actual cost of the replacement tire, mounting, and balancing will be at the AGI Member's expense.

  c)
  Jump-Start/Battery Boost

  Cross Country shall provide for a jump start of the AGI Member's drained battery, or delivery of a replacement battery to the AGI Member if necessary. The actual cost of the replacement battery and labor to install the battery will be at the AGI Member's expense.

  d)
  Lockout—Locksmith

  Cross Country shall provide for the delivery of locksmith services to the stranded AGI Member, and assist in the opening of the AGI Member's locked vehicle, and/or obtaining a replacement key. Actual cost of key replacement will be at the AGI Member's expense.

  e)
  Emergency Fluids

  Cross Country shall provide for the delivery of emergency fluids to the stranded AGI Member. Fluids include oil, water, transmission fluid, power steering fluid, and brake fluid, as necessary to remedy the disablement.

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3.    Other Services:

Cross Country shall provide for trip interruption, trip routing/planning/mapping and basic concierge services, such as assisting with finding alternate transportation, lodging and/or food.

4.    Information Calls:

Cross Country shall respond to all AGI Member inquiries regarding emergency road services, or if unable to respond, refer to Affinity Group for appropriate response.

The Program does not offer reimbursement for the cost of parts, fuel or labor for repairs or installations, unless authorized by Affinity Group.

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EXHIBIT B

OPERATING PARAMETERS

        AGI Member calls are to be answered as follows:

  1.
  All calls are to be answered by a live operator or electronic message not to exceed three rings plus the length of the electronic message.

  2.
  A minimum of 80% of all calls must be answered by a live operator within 30 seconds of caller having heard the initial announcement.

  3.
  The average waiting time for calls placed in queue shall be 40 seconds or less.

  4.
  80% of estimated time of arrivals are to average 35 minutes and are not to exceed 60 minutes from the time of the dispatch unless due to circumstances beyond the control of Cross Country.

  5.
  A combination of process will be used to assure that dispatches are properly handled and closed within the guidelines specified in item 4 above. These will include, but are not limited to, the following (which may be modified from time to time upon the mutual agreement of the parties):

  a)
  An "open dispatch" exception report will be run daily and reviewed by appropriate supervisory personnel.

  b)
  Routine selective silent monitoring will be performed with each call center representative assigned to the emergency road service program.

  c)
  Routine selective outbound "QC" calls will be made to vendors and AGI Members.

  d)
  Vendors will be instructed to contact Cross County in the event an AGI Member's vehicle is not found at the location designated by the AGI Member, or if the vendor is unable to perform the agreed upon road service.

  6.
  An average overall monthly score of at least 95% excellent/good rating on quality assurance survey items directly relating to the performance of Cross Country and the tow operators used for dispatch must be maintained. Cross County will be responsible for the preparation, dissemination and collection of all surveys, at its sole expense. Affinity Group shall have approval rights with respect to the content and style of each survey questionnaire. The survey score shall be computed each month by adding the scores of questionnaire items 4, 8 and 9 for such month, dividing the total by three and rounding the results to the nearest rating.

  7.
  First time callers to Cross Country will be specifically acknowledged, in a format to be developed by Cross County and Affinity Group.

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EXHIBIT C

DESCRIPTION OF REPORTS

  1.
  Dispatch Claims Billing

  2.
  Dispatch Claims Billing over $100

  3.
  Claims Reimbursement Billing

  4.
  Administrative Service Call Fees

  5.
  Dispatch Service Call Fees

  6.
  Voids

  7.
  Voids over $100

  8.
  Monthly Billing Recap

  9.
  Trip Routings Fulfilled

  10.
  Daily Call/Dispatch

  11.
  Daily Quality Surveys for Mailing

  12.
  Monthly Recap of Quality Surveys

  13.
  Daily Dispatch Exception Alert

  14.
  Monthly Dispatch Reason by Vehicle Type

  15.
  Monthly Abusers

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FIRST AMENDMENT TO AGREEMENT
FEE SCHEDULE
SECOND AMENDMENT TO AGREEMENT
AGREEMENT
FEE SCHEDULE
EXHIBIT A SERVICES TO BE PROVIDED TO THE AGI MEMBERS